Exhibit 4.99

INTERNATIONAL ASSOCIATION OF DRILLING CONTRACTORS
DRILLING BID PROPOSAL
AND
DAYWORK DRILLING CONTRACT - U.S.

THIS CONTRACT CONTAINS PROVISIONS RELATING TO INDEMNITY,
RELEASE OF LIABILITY, AND ALLOCATION OF RISK --
SEE PARAGRAPHS 4.9, 6.3(c), 10, 12, AND 14

This Contract is made and entered into on the date hereinafter set forth by and between the parties herein designated as "Operator" and "Contractor."

OPERATOR:	Nevada Geothermal Power Inc.
Address:	409 Granville Street, Suite 900
Vancouver, BC V6C1T2

CONTRACTOR:	Trinity Investments of Nevada LLC, dba Trinity Exploration (NSCB # 0071591)
Address:	207 South Osborne Avenue
Gillette, Wyoming 82716

IN CONSIDERATION of the mutual promises, conditions and agreements herein contained and the specifications and special provisions set forth in Exhibits "A", "B", "C", "D", and "E" attached hereto and made a part hereof (the "Contract"), Operator engages Contractor as an independent contractor to drill the hereinafter designated well or wells in search of oil or gas on a Daywork Basis. For purposes hereof, the term "Daywork" or "Daywork Basis" means Contractor shall furnish equipment, labor, and perform services as herein provided, for a specified sum per day under the direction, supervision and control of Operator (inclusive of any employee, agent, consultant or subcontractor engaged by operator to direct drilling operations). When operating on a Daywork Basis, Contractor shall be fully paid at the applicable rates of payment and assumes only the obligations and liabilities stated herein. Except for such obligations and liabilities specifically assumed by Contractor, Operator shall be solely responsible and assumes liability for all consequences of operations by both parties while on a Daywork Basis, including results and all other risks or liabilities incurred in or incident to such operations.

1. LOCATION OF WELL:

Well Name and Number: 58A - 15
County: Humboldt          State: Nevada                Field Name: Blue Mountain
Well location and land description: T36N R34E

1.1 Additional Well Locations or Areas:          57 - 15

Locations described above are for well and Contract identification only and Contractor assumes no liability whatsoever for a proper survey or location stake on Operator's lease.

2. COMMENCEMENT DATE:
Contractor agrees to use reasonable efforts to commence operations for the drilling of the wells by the 15thday of October, 2008. It is agreed that if Contractor cannot be mobilized to Location of Well by October 15, 2008, this Contract is void.

3. DEPTH:
     3.1 Well Depth: The well(s) shall be drilled to a depth of approximately 2,000 +/- 200 feet, or to the depth of the geothermal resource, whichever is deeper, but the Contractor shall not be required hereunder to drill said well(s) below a maximum depth of 5,000 feet, unless Contractor and Operator mutually agree to drill to a greater depth.

4. RATES: Contractor shall be paid at the following rates for the work performed hereunder.
     4.1 Mobilization: Operator shall pay Contractor a mobilization fee of $40,000.
This sum shall be due and payable in full at the time the rig is on location and ready to be rigged up.

     4.2 Demobilization: Operator shall pay Contractor a demobilization fee to be determined, but in no event shall the demobilization fee exceed $40,000. This sum shall be due and payable in full at the time the rig is rigged down and ready to be demobilized.

     No demobilization fee shall be payable if the Contract is terminated due to the total loss or destruction of the rig.

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     4.3 Infield Moving Rate: The infield moving rate will be $600 per hour. Rig up and rig down will be charged at the Operating Day Rate specified in paragraph 4.4. All additional support equipment necessary for infield moves will be Operator's expense.

     4.4 Operating Day Rate: For work performed per twenty-four (24) hour day with two (2) four-man crews the operating day rate shall be: $15,500. if fewer than 3 crew members report to work, the rig shall be considered to be shut down and the provisions of paragraph 4.6 "Stand By Rate" shall apply until at least 3 crew members are on location and available to work.

     The rate will begin when the drilling unit is on location and ready to be rigged up at the drilling location and ready to commence operations; and will cease when the rig is rigged down and ready to be moved off the location. All crew members will be properly trained and qualified to perform their duties in a safe and workmanlike manner.

     4.5 Repair Time: In the event it is necessary to shut down Contractor's rig for repairs, excluding routine rig servicing, which shall include, but not be limited to, cutting and slipping drilling line, changing pump or swivel expendables, testing BOP equipment, and lubricating the rig, Contractor shall be compensated at the Daywork rate for such shut down time up to a maximum of two (2) hours for any one rig repair job, but not to exceed four (4) hours of such compensation for any calendar week. Thereafter Contractor shall be compensated at a rate of $0 per twentyfour (24) hour day. Routine rig repairs shall not include maintenance or repairs caused by Contractor's failure to perform regularly scheduled maintenance or parts replacement on the rig or accessory equipment in accordance with the manufacturer's recommended maintenance and replacement schedule, and/or standard industry practices.

Contractor shall ensure that the drilling rig and all related equipment necessary to complete the work contemplated by the Contract is supplied in good working order, and shall conduct regular maintenance and repairs upon such equipment for wear and tear in accordance with reasonable industry practices.

     4.6 Standby Time Rate: $10,000 per twenty-four (24) day. Standby time shall be defined to include time when the rig is shut down and unmanned although in readiness to begin or resume operations but Contractor is waiting on orders of Operator or on materials, services or other items to be furnished by Operator.

     4.7 Force Majeure Rate: $10,000 per twenty-four (24) hour day for any continuous period that normal operations are suspended or cannot be carried on due to conditions of Force Majeure as defined in Paragraph 17 hereof. It is, however, understood that subject to Subparagraph 6.3 below, Operator can release the rig in accordance with Operator's right to direct stoppage of the work, effective when conditions will permit the rig to be moved from the location.

     4.8 Reimbursable Costs: Operator shall reimburse Contractor for the costs of material, equipment, work or services which are to be furnished by Operator as provided for herein but which for convenience are actually furnished by Contractor at Operator's request, plus seven (7) percent for such cost of handling.

When, at Operator's request and with Contractor's agreement, the Contractor furnishes or subcontracts for certain items or services which Operator is required herein to provide, for purposes of the indemnity and release provisions of this Contract, said items or services shall be deemed to be Operator furnished items or services. Any subcontractors so hired shall be deemed to be Operator's contractor, and Operator shall not be relieved of any of its liabilities in connection therewith.

However, Operator shall not be responsible for any costs incurred by the Contractor under the terms of the Contract with any third party providers of materials or services ("Other Contractors") unless such costs or services to be performed by Other Contractors have been authorized by the prior written consent of the Operator.

     4.9 Revision in Rates: The rates and/or payments herein set forth due to Contractor from Operator shall be revised to reflect the change in costs if the costs of any of the items hereinafter listed shall vary by more than ten (10) percent from the costs thereof on the date of this Contract or by the same percent after the date of any revision pursuant to this Subparagraph:

(a) Labor costs, including all benefits, of Contractor's personnel;
(b) Contractor's cost of insurance premiums;
(c) If Operator requires Contractor to increase or decrease the number of Contractor's personnel;
(d) Contractor's cost of spare parts and supplies with the understanding that such spare parts and supplies constitute N/A percent of the operating rate and that the parties shall use the U.S. Bureau of Labor Statistics Oil Field and Gas Field Drilling Machinery Producer Price Index (Series ID WPU119102) to determine to what extent a price variance has occurred in said spare parts and supplies;

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(e) If there is any change in legislation or regulations in the area in which Contractor is working or other unforeseen, unusual event that alters Contractor's financial burden.

     4.10 Supervision of Crews: Contractor agrees to provide competent supervision of its workforce at all times, including but not limited to, employee safety training, substance abuse control and compliance with laws and regulations applicable to the drilling operations, In addition, Contractor shall provide duly qualified and/or trained personnel necessary to conduct the drilling operations contemplated by the Contract and shall ensure all such personnel have received adequate instruction and for completed training courses concerning safety programs and procedures.

     4.11 Per diem: Operator shall pay Contractor a per diem of $1,500 from the time the drilling rig arrives on location until the time the rig is rigged down and demobilized.

     4.12 Additional Crew: Hourly labor rate is $40 per man-hour for any crew in excess of a 4-man crew. In addition Operator will pay an additional per diem of $120 per man added. Operator will pay for additional crew only if the additional crew is requested by Operator.

     4.13 Bonus: Operator agrees to pay a bonus to the crew members, tool pushers and office personnel for meeting the criteria specified in Exhibit D and in the amounts specified in Exhibit D.

     4.14 Monetary Limit: The Nevada State Contractors Board (NSCB) has assigned Contractor a maximum contract monetary limit of $400,000. The monetary limit is the maximum contract a licensed contractor may undertake on one or more construction contracts on a single construction site for a single client. However, in accordance with NAC 624.670, Contractor may apply to increase the established monetary limit on a single project.

5. TIME OF PAYMENT

     Payment is due by Operator to Contractor as follows:

     5.1 Payment for mobilization, drilling and other work performed at applicable rates, and all other applicable charges shall be due, upon presentation of invoice therefor, upon completion of mobilization, demobilization, release or at the end of the month in which such work was performed or other charges are incurred, whichever shall first occur. All invoices may be mailed to Operator at the address shown above, unless Operator does hereby designate that such invoices shall be mailed to Operator at the address shown above.

     5.2 Disputed invoices and Late Payment: Operator shall pay all invoices within 30 days after receipt if submitted before the 15th of the month and 45 days if submitted after the 15th of the month except that if Operator disputes an invoice or any part thereof, Operator shall, within fifteen (15) days after receipt of the invoice, notify Contractor of the item disputed, specifying the reason therefor, and payment of the disputed item may be withheld until settlement of the dispute, but timely payment shall be made of any undisputed portion.

It is agreed that all disputed invoice amounts and other disagreements concerning the respective obligations of the parties under the Contract shall be resolved in accordance with the rules of the American Arbitration Association, and that both parties will act in good faith and use their best efforts to appoint an arbitrator within 30 days after completion or termination of the work contemplated by the Contract. Each party shall bear its own attorney's fees and costs in connection resolving such disputes unless a specific award for costs is made in favor of one party under a decision of a duly appointed arbitrator or a court of competent jurisdiction.

Contractor agrees that it shall not have the right to file a lien against the property in connection with any disputed invoices, or any part thereof, described in this Subparagraph 5.2.

Upon execution of this Contract, an advance payment of $150,000 wilt be invoiced to the Operator which will be payable to Contractor upon receipt.

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6. TERM:

     6.1 Duration of Contract: This Contract shall remain in full force and effect until drilling operations are completed or suspended on the well or wells specified in Paragraph 1 above, which term shall not exceed one calendar year unless extended by agreement of the parties.

     6.2 Extension of Term: Operator may extend the term of this Contract for 2 well(s) or for a period of 60 days by giving notice to Contractor at least seven (7) days prior to completion of the well then being drilled.

     6.3 Early Termination:

     (a) By Either Party: Upon giving of written notice, either party may terminate this Contract when total loss or destruction of the rig, or a major breakdown with indefinite repair time necessitates stopping operations hereunder. Operator shall be responsible for demobilization costs unless the cause of the rig failure and resulting shut down time were preventable by Contractor.

     (b) By Operator: Notwithstanding the provisions of Paragraph 3 with respect to the depth to be drilled, Operator shall have the right to direct the stoppage of the work to be performed by Contractor hereunder at any time prior to reaching the specified depth, and even though Contractor has made no default hereunder. In such event, Operator shall reimburse Contractor as set forth in Subparagraph 6.4 hereof.

     (c) By Contractor: Notwithstanding the provisions of Paragraph 3 with respect to the depth to be drilled, in the event Operator shall become insolvent, or be adjudicated a bankrupt, or file, by way of petition or answer, a debtor's petition or other pleading seeking adjustment of Operator's debts, under any bankruptcy or debtor's relief laws now or hereafter prevailing, or if any such be filed against Operator, or in case a receiver be appointed of Operator or Operator's property, or any part thereof, or Operator's affairs be placed in the hands of a Creditor's Committee, or, following three business days prior written notice to Operator if Operator does not pay Contractor within the time specified in Subparagraph 5.2 all undisputed items due and owing, Contractor may, at its option, (1) elect to terminate further performance of any work under this Contract and Contractor's right to compensation shall be as set forth in Subparagraph 6.4 hereof, or (2) suspend operations until payment is made by Operator in which event the standby time rate contained in Subparagraph 4.6 shall apply until payment is made by Operator and operations are resumed. In addition to Contractor's rights to suspend operations or terminate performance under this Paragraph, Operator hereby expressly agrees to protect, defend and indemnify Contractor from and against any claims, demands and causes of action, including all costs of defense, in favor of Operator, Operator's co-venturers, co-lessees and joint owners, or any other parties arising out of any drilling commitments or obligations contained in any lease, farmout agreement or other agreement, which may be affected by such suspension of operations or termination of performance hereunder.

     6.4 Early Termination Compensation:

     (a) Prior to Commencement: In the event Operator terminates this Contract prior to commencement of operations hereunder, Operator shall pay Contractor as liquidated damages and not as a penalty a sum equal to the standby time rate (Subparagraph 4.6) for a period of four (4) days or a lump sum of $77,500.

     (b) Prior to Spudding: If such termination occurs after commencement of operations but prior to the spudding of the well, Operator shall pay to Contractor the sum of the following: (1) all expenses reasonably and necessarily incurred and to be incurred by Contractor by reason of the Contract and by reason of the premature termination of the work, including the expense of drilling or other labor costs, crew members and supervision directly assigned to the rig; (2) ten percent (10%) of the amount of such reimbursable expenses; and (3) a sum calculated at the operating day rate for all time from the date upon which Contractor commences any operations hereunder down to such date subsequent to the date of termination as will afford Contractor reasonable time to dismantle its rig and equipment provided, however, if this Contract is for a term of more than one well or for a period of time, Operator shall pay Contractor, in addition to the above, the Force Majeure Rate, less any unnecessary labor, from that date subsequent to termination upon which Contractor completes dismantling its rig and equipment until the end of the term or N/A.

     (c) Subsequent to Spudding: If such termination occurs after the spudding of the well, Operator shall pay Contractor (1) the amount for all applicable rates and all other charges and reimbursements due to Contractor; but in no event shall such sum, exclusive of reimbursements due, be less than would have been earned for four (4) days at the applicable rate and the actual amount due in accordance with the above rates; or (2) at the election of Contractor and in lieu of the foregoing, Operator shall pay Contractor for all expenses reasonably and necessarily incurred and to be incurred by reason of this Contract and by reason of such premature termination plus a lump sum of $40,000 (Demobilization rate) provided, however, if this Contract is for a term of more than one well or for a period of time, Operator shall pay Contractor, in addition to the above, the Force Majeure Rate less any unnecessary labor from the date of termination until the end of demobilization.

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7. CASING PROGRAM

     Operator shall have the right to designate the points at which casing will be set and the manner of setting, cementing and testing.

8. DRILLING METHODS AND PRACTICES:

     8.1 Contractor shall maintain well control equipment in good condition at all times and shall use all reasonable means to prevent and control fires and blowouts and to protect the hole.

     8.2 Subject to the terms hereof, and at Operator's cost, at all times during the drilling of the well, Operator shall have the right to control the mud program, and the drilling fluid must be of a type and have characteristics and be maintained by Contractor in accordance with the specifications shown in Exhibit "A".

     8.3 Each party hereto agrees to comply with all laws, rules, and regulations of any federal, state or local governmental authority which are now or may become applicable to that party's operations covered by or arising out of the performance of this Contract. When required by law, the terms of Exhibit "B" shall apply to this Contract. In the event any provision of this Contract is inconsistent with or contrary to any applicable federal, state or local law, rule or regulation, said provision shall be deemed to be modified to the extent required to comply with said law, rule or regulation, and as so modified said provision and this Contract shall continue in full force and effect.

     8.4 Contractor shall keep and furnish to Operator an accurate record of the work performed and formations drilled on the IADC-API Daily Drilling Report Form or other form acceptable to Operator. A legible copy of said form shall be furnished by Contractor to Operator.

     8.5 If requested by Operator, Contractor shall furnish Operator with a copy of delivery tickets covering any material or supplies provided by Operator and received by Contractor.

9. INGRESS, EGRESS, AND LOCATION:

     Operator hereby assigns to Contractor all necessary rights of ingress and egress with respect to the tract on which the well is to be located for the performance by Contractor of all work contemplated by this Contract. Should Contractor be denied free access to the location for any reason not reasonably within Contractor's control, any time lost by Contractor as a result of such denial shall be paid for at the standby time rate. Operator agrees at all times to maintain the road and location in such a condition that will allow free access and movement to and from the drilling site in an ordinarily equipped highway type vehicle. If Contractor is required to use bulldozers, tractors, four-wheel drive vehicles, or any other specialized transportation equipment for the movement of necessary personnel, machinery, or equipment over access roads or on the drilling location, Operator shall furnish the same at its expense and without cost to Contractor. The actual cost of repairs to any transportation equipment furnished by Contractor or its personnel damaged as a result of improperly maintained access roads or location will be charged to Operator. Operator shall reimburse Contractor for all amounts reasonably expended by Contractor for repairs and/or reinforcement of roads, bridges and related or similar facilities (public and private) required as a direct result of a rig move pursuant to performance hereunder. Operator shall be responsible for any costs associated with leveling the rig because of location settling.

10. SOUND LOCATION:

     Operator shall prepare a sound location adequate in size and capable of properly supporting the drilling rig, and shall be responsible for a casing and cementing program adequate to prevent soil and subsoil wash out. It is recognized that Operator has superior knowledge of the location and access routes to the location, and must advise Contractor of any subsurface conditions, or obstructions (including, but not limited to, mines, caverns, sink holes, streams, pipelines, power lines and communication lines) which Contractor might encounter while en route to the location or during operations hereunder. In the event subsurface conditions cause a cratering or shifting of the location surface, or if seabed conditions prove unsatisfactory to properly support the rig during marine operations hereunder, and loss or damage to the rig or its associated equipment results therefrom, Operator shall, without regard to other provisions of this Contract, including Subparagraph 14.1 hereof, reimburse Contractor for all such loss or damage including removal of debris and payment of Force Majeure Rate during repair and/or demobilization if applicable.

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11. EQUIPMENT CAPACITY

     Operations shall not be attempted under any conditions which exceed the capacity of the equipment specified to be used hereunder. Without prejudice to the provisions of Paragraph 14 hereunder, Contractor shall have the right to make the final decision as to when an operation or attempted operation would exceed the capacity of specified equipment.

12. TERMINATION OF LOCATION LIABILITY:

     When Contractor has concluded operations at the well location, Operator shall thereafter be liable for damage to property, personal injury or death of any person which occurs as a result of conditions of the location and Contractor shall be relieved of such liability; provided, however, if Contractor shall subsequently reenter upon the location for any reason, including removal of the rig, any term of the Contract relating to such reentry activity shall become applicable during such period.

13. INSURANCE

     During the life of this Contract, Contractor shall at Contractor's expense maintain, with an insurance company or companies authorized to do business in the state where the work is to be performed or through a self-insurance program, insurance coverages of the kind and in the amount set forth in Exhibit "A", insuring the liabilities specifically assumed by Contractor in Paragraph 14 of this Contract. Contractor shall procure from the company or companies writing said insurance a certificate or certificates that said insurance is in full force and effect and that the same shall not be canceled or materially changed without thirty (30) days prior written notice to Operator. For liabilities assumed hereunder by Contractor, its insurance shall be endorsed to provide that the underwriters waive their right of subrogation against Operator. Operator will, as well, cause its insurer to waive subrogation against Contractor for liability it assumes and shall maintain, at Operator's expense, or shall self insure, insurance coverage as set forth in Exhibit "A" of the same kind and in the same amount as is required of Contractor, insuring the liabilities specifically assumed by Operator in Paragraph 14 of this Contract. Operator shall procure from the company or companies writing said insurance a certificate or certificates that said insurance is in full force and effect and that the same shall not be canceled or materially changed without ten (10) days prior written notice to Contractor. Operator and Contractor shall cause their respective underwriters to name the other additionally insured but only to the extent of the indemnification obligations assumed herein.

14. RESPONSIBILITY FOR LOSS OR DAMAGE, INDEMNITY, RELEASE OF LIABILITY AND ALLOCATION OF RISK:

     14.1     Contractor's Surface Equipment: Contractor shall assume liability at all times for damage to or destruction of Contractor's surface equipment, regardless of when or how such damage or destruction occurs, and Contractor shall release Operator of any liability for any such loss, except loss or damage under the provisions of Paragraph 10 or Subparagraph 14.3.

     14.2     Contractor's In-Hole Equipment: Operator shall assume liability at all times for damage to or destruction of Contractor's in-hole equipment, including, but not limited to, drill pipe, drill collars, and tool joints, and Operator shall reimburse Contractor for the value of any such loss or damage; the value to be determined by agreement between Contractor and Operator as current repair costs or 100 percent of current new replacement cost of such equipment delivered to the well site.

     14.3     Contractor's Equipment - Environmental Loss or Damage: Notwithstanding the provisions of Subparagraph 14.1 above, Operator shall assume liability at all times for damage to or destruction of Contractor's equipment resulting from the presence of H2S, CO2 or other corrosive elements that enter the drilling fluids from subsurface formations or the use of corrosive, destructive or abrasive additives in the drilling fluids.

     14.4     Operator's Equipment: Operator shall assume liability at all times for damage to or destruction of Operator's or its co-venturers', co-lessees' or joint owners' equipment, including, but not limited to, casing, tubing, well head equipment, and platform if applicable, regardless of when or how such damage or destruction occurs, and Operator shall release Contractor of any liability for any such loss or damage.

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     14.5     The Hole: In the event the hole should be lost or damaged, Operator shall be solely responsible for such damage to or loss of the hole, including the casing therein. Operator shall release Contractor and its suppliers, contractors and subcontractors of any tier of any liability for damage to or loss of the hole, and shall protect, defend and indemnify Contractor and its suppliers, contractors and subcontractors of any tier from and against any and all claims, liability, and expense relating to such damage to or loss of the hole.

     14.6     Underground Damage: Operator shall release Contractor and its suppliers, contractors and subcontractors of any tier of any liability for, and shall protect defend and indemnify Contractor and its suppliers, contractors and subcontractors of any tier from and against any and all claims, liability, and expense resulting from operations under this Contract on account of injury to, destruction of, or loss or impairment of any property right in or to oil, gas, or other mineral substance or water, if at the time of the act or omission causing such injury, destruction, loss, or impairment, said substance had not been reduced to physical possession above the surface of the earth, and for any loss or damage to any formation, strata, or reservoir beneath the surface of the earth.

     14.7     Inspection of Materials Furnished by Operator: Contractor agrees to visually inspect all materials furnished by Operator before using same and to notify Operator of any apparent defects therein. Contractor shall not be liable for any loss or damage resulting from the use of materials furnished by Operator, and Operator shall release Contractor from , and shall protect, defend and indemnify Contractor from and against, any such liability.

     14.8     Contractor's Indemnification of Operator; Contractor shall release Operator of any liability for, and shall protect, defend and indemnify Operator, its officers, directors, employees, joint owners, contractors, subcontractors and other third parties engaged by Operator from and against all claims, demands, and causes of action of every kind and character, without limit and without regard to the cause or causes thereof or the negligence of any party or parties, arising in connection herewith in favor of Contractor's employees or Contractor's subcontractors of any tier (inclusive of any agent or consultant engaged by Contractor) or their employees, or Contractor's invitees, on account of bodily injury, death or damage to property. Contractor's indemnity under this Paragraph shall be without regard to and without any right to contribution from any insurance maintained by Operator pursuant to Paragraph 13. If it is judicially determined that the monetary limits of insurance required hereunder or of the indemnities voluntarily assumed under Subparagraph 14.8 (which Contractor and Operator hereby agree will be supported either by available liability insurance, under which the insurer has no right of subrogation against the indemnities, or voluntarily self-insured, in part or whole) exceed the maximum limits permitted under applicable law, it is agreed that said insurance requirements or indemnities shall automatically be amended to conform to the maximum monetary limits permitted under such law.

     14.9     Operator's Indemnification of Contractor: Operator shall release Contractor of any liability for, and shall protect, defend and indemnify Contractor, its officers, directors, employees, joint owners, contractors, subcontractors and other third parties engaged by Contractor from and against all claims, demands, and causes of action of every kind and character, without limit and without regard to the cause or causes thereof or the negligence of any party or parties, arising in connection herewith in favor of Operator's employees or Operator's contractors of any tier (inclusive of any agent, consultant or subcontractor engaged by Operator) or their employees, or Operator's invitees, other than those parties identified in Subparagraph 14.8 on account of bodily injury, death or damage to property. Operator's indemnity under this Paragraph shall be without regard to and without any right to contribution from any insurance maintained by Contractor pursuant to Paragraph 13. If it is judicially determined that the monetary limits of insurance required hereunder or of the indemnities voluntarily assumed under Subparagraph 14.9 (which Contractor and Operator hereby agree will be supported either by available liability insurance, under which the insurer has no right of subrogation against the indemnitees, or voluntarily self-insured, in part or whole) exceed the maximum limits permitted under applicable law, it is agreed that said insurance requirements or indemnities shall automatically be amended to conform to the maximum monetary limits permitted under such law.

     14.10    Liability for Wild Well: Operator shall be liable for the cost of regaining control of any wild well, as well as for cost of removal of any debris and cost of property remediation and restoration, and Operator shall release, protect, defend and indemnify Contractor and its suppliers, contractors and subcontractors of any tier from and against any liability for such cost.

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     14.11     Pollution or Contamination: Notwithstanding anything to the contrary contained herein, except the provisions of Paragraphs 10 and 12, it is understood and agreed by and between Contractor and Operator that the responsibility for pollution or contamination shall be as follows:

     (a)     Contractor shall assume all responsibility for, including control and removal of, and shall protect, defend and indemnify Operator from and against all claims, demands and causes of action of every kind and character arising from pollution or contamination, which originates above the surface of the land or water from spills of fuels, lubricants, motor oils, pipe dope, paints, solvents, ballast, bilge and garbage, except unavoidable pollution from reserve pits, wholly in Contractor's possession and control and directly associated with Contractor's equipment and facilities.

     (b)     Operator shall assume all responsibility for, including control and removal of, and shall protect, defend and indemnify Contractor and its suppliers, contractors and subcontractors of any tier from and against all claims, demands, and causes of action of every kind and character arising directly or indirectly from all other pollution or contamination which may occur during the conduct of operations hereunder, including, but not limited to, that which may result from fire, blowout, cratering, seepage or any other uncontrolled flow of oil, gas, water or other substance, as well as the use or disposition of all drilling fluids, including, but not limited to, oil emulsion, oil base or chemically treated drilling fluids, contaminated cuttings or cavings, lost circulation and fish recovery materials and fluids. Operator shall release Contractor and its suppliers, contractors and subcontractors of any tier of any liability for the foregoing.

     (c)     In the event a third party commits an act or omission which results in pollution or contamination for which either Contractor or Operator, for whom such party is performing work, is held to be legally liable, the responsibility therefor shall be considered, as between Contractor and Operator, to be the same as if the party for whom the work was performed had performed the same and all of the obligations respecting protection, defense, indemnity and limitation of responsibility and liability, as set forth in (a) and (b) above, shall be specifically applied.

     14.12    Consequential Damages: Subject to and without affecting the provisions of this Contract regarding the payment rights and obligations of the parties or the risk of loss, release and indemnity rights and obligations of the parties, each party shall at all times be responsible for and hold harmless and indemnify the other party from and against its own special, indirect or consequential damages, and the parties agree that special, indirect or consequential damages shall be deemed to include, without limitation, the following: loss of profit or revenue; costs and expenses resulting from business interruptions; loss of or delay in production; loss of or damage to the leasehold; loss of or delay in drilling or operating rights; cost of or loss of use of property, equipment, materials and services, including without limitation those provided by contractors or subcontractors of every tier or by third parties. Operator shall at all times be responsible for and hold harmless and indemnify Contractor and its suppliers, contractors and subcontractors of any tier from and against all claims, demands and causes of action of every kind and character in connection with such special, indirect or consequential damages suffered by Operator's co-owners, co-venturers, co-lessees, farmors, farmees, partners and joint owners.

     14.13    Indemnity Obligation: Except as otherwise expressly limited in this Contract, it is the intent of parties hereto that all releases, indemnity obligations and/or liabilities assumed by such parties under Subparagraphs 4.9 and 6.3(c), Paragraphs 10 and 12, and Subparagraphs 14.1 through 14.12 hereof, be without limit and without regard to the cause or causes thereof, including, but not limited to, pre-existing conditions, defect or ruin of premises or equipment, strict liability, regulatory or statutory liability, products liability, breach of representation or warranty (express or implied), breach of duty (whether statutory, contractual or otherwise) any theory of tort, breach of contract, fault, the negligence of any degree or character (regardless of whether such negligence is sole, joint or concurrent, active, passive or gross) of any party or parties, including the party seeking the benefit of the release, indemnity or assumption of liability, or any other theory of legal liability. The indemnities, and releases and assumptions of liability extended by the parties hereto under the provisions of Subparagraphs 4.9 and 6.3 and Paragraphs 10, 12 and 14 shall inure to the benefit of such parties, their coventurers, co-lessees, joint owners, their parent, holding and affiliated companies, contractors, subcontractors and material suppliers and each of their respective officers, directors, stockholders, partners, managers, representatives, employees, consultants, agents, servants and insurers of each. Except as otherwise provided herein, such indemnification and assumptions of liability shall not be deemed to create any rights to indemnification in any person or entity not a party to this Contract, either as a third party beneficiary or by reason of any agreement of indemnity between one of the parties hereto and another person or entity not a party to this Contract.

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15. AUDIT

     If any payment provided for hereunder is made on the basis of Contractor's costs, Operator shall have the right to audit Contractor's books and records relating to such costs. Contractor agrees to maintain such books and records for a period of two (2) years from the date such costs were incurred and to make such books and records readily available to Operator at any reasonable time or times within the period.

16. NO WAIVER EXCEPT IN WRITING

     It is fully understood and agreed that none of the requirements of this Contract shall be considered as waived by either party unless the same is done in writing, and then only by the persons executing this Contract, or other duly authorized agent or representative of the party.

17. FORCE MAJEURE

     Except as provided in this Paragraph 17 and without prejudice to the risk of loss, release and indemnity obligations under this Contract, each party to this Contract shall be excused from complying with the terms of this Contract, except for the payment of monies when due, if and for so long as such compliance is hindered or prevented by a Force Majeure Event, up to a maximum payment of $120,000, or fifteen (15) days, after which the parties agree to renegotiate the Force Majeure Rate based on the estimated time it will take to resolve the Force Majeure Event. As used in this Contract, "Force Majeure Event" includes: acts of God, action of the elements, wars (declared or undeclared), insurrection, revolution, rebellions or civil strife, piracy, civil war or hostile action, terrorist acts, riots, strikes, differences with workmen, acts of public enemies, federal or state laws, rules, regulations dispositions or orders of any governmental authorities having jurisdiction in the premises or of any other group, organization or informal association (whether or not formally recognized as a government), inability to procure material, equipment, fuel or necessary labor in the open market, acute and unusual labor or material, equipment or fuel shortages, or any other causes (except financial) beyond the control of either party. Neither Operator nor Contractor shall be required against its will to adjust any labor or similar disputes except in accordance with applicable law. In the event that either party hereto is rendered unable, wholly or in part, by any of these causes to carry out its obligation under this Contract, it is agreed that such party shall give notice and details of Force Majeure in writing to the other party as promptly as possible after its occurrence. In such cases, the obligations of the party giving the notice shall be suspended during the continuance of any inability so caused except that Operator shall be obligated to pay to Contractor the Force Majeure Rate provided for in Subparagraph 4.7 above.

18. GOVERNING LAW:

     This Contract shall be construed, governed, interpreted, enforced and litigated, and the relations between the parties determined in accordance with the laws of the State of Nevada.

19. INFORMATION CONFIDENTIAL:

     Upon written request by Operator, information obtained by Contractor in the conduct of drilling operations on this well, including, but not limited to, depth, formations penetrated, the results of coring, testing and surveying, shall be considered confidential and shall not be divulged by Contractor or its employees, to any person, firm, or corporation other than Operator's designated representatives.

20. SUBCONTRACTS:

     Either party may employ other contractors to perform any of the operations or services to be provided or performed by it according to Exhibit "A".

21. ATTORNEY'S FEES

     If this Contract is placed in the hands of an attorney for collection of any sums due hereunder, or suit is brought on same, or sums due hereunder are collected through bankruptcy or arbitration proceedings, then the prevailing party shall be entitled to recover reasonable attorney's fees and costs.

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22. CLAIMS AND LIENS:

     Contractor agrees to pay all valid claims for labor, material, services, and supplies to be furnished by Contractor hereunder, and agrees to allow no lien by such third parties to be fixed upon the lease, the well, or other property of the Operator or the land upon which said well is located.

23. ASSIGNMENT:

     Neither party may assign this Contract without the prior written consent of the other, and prompt notice of any such intent to assign shall be given to the other party. In the event of such assignment. the assigning party shall remain liable to the other party as a guarantor of the performance by the assignee of the terms of this Contract. If any assignment is made that materially alters Contractor's financial burden, Contractor's compensation shall be adjusted to give effect to any increase or decrease in Contractor's operating costs.

24. NOTICES AND PLACE OF PAYMENT:

     Notices, reports, and other communications required or permitted by this Contract to be given or sent by one party to the other shall be delivered by hand, mailed, digitally transmitted or telecopied to the address hereinabove shown. All sums payable hereunder to Contractor shall be payable at its address hereinabove shown unless otherwise specified herein.

25. CONTINUING OBLIGATIONS:

     Notwithstanding the termination of this Contract, the parties shall continue to be bound by the provisions of this Contract that reasonably require some action or forbearance after such termination.

26. ENTIRE AGREEMENT:

     This Contract constitutes the full understanding of the parties, and a complete and exclusive statement of the terms of their agreement, and shall exclusively control and govern all work performed hereunder. All representations, offers, and undertakings of the parties made prior to the effective date hereof, whether oral or in writing, are merged herein, and no other contracts, agreements or work orders, executed prior to the execution of this Contract, shall in any way modify, amend, alter or change any of the terms or conditions set out herein.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representative to execute this instrument, effective as of the date first written above.

NEVADA GEOTHERMAL POWER INC.

BY: Brian Fairbank (signed)
TITLE: President

TRINITY INVESTMENTS OF NEVADA, LLC DBA TRINITY EXPLORATION

BY: Dennis Geiss (signed)
TITLE: General Manager

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EXHIBIT "A"

To Daywork Contract dated:     September 27, 2008

Operator: Nevada Geothermal Power, Inc.	Contractor: Trinity Investments of Nevada, LLC
DBA Trinity Exploration (NSCB # 0071591)

Well Name and Number:

SPECIFICATIONS AND SPECIAL PROVISIONS

1. CASING PROGRAM (See Paragraph 7) As Designated by Operator.

	Hole				Weight		Grade	Approximate		Wait on
	Size		Casing					Setting Depth		Cement
			Size							Time
Conductor		in.		in.		lbs/ft.			ft.		hrs
Surface		in.		in.		Ibslft.			ft.		hrs
Protection		in.		in.		lbs/ft.			ft.		hrs
		in.		in,		lbs/ft.			ft.		hrs
Production		in.		in.		lbs/ft.			ft.		hrs
Liner		in.		in.		lbs/ft.			ft.		hrs
		in.		in.		lbs/ft.			ft.		hrs

2. MUD CONTROL PROGRAM (See Subparagraph 8.2) As Desiqnated by Operator.

Depth Interval
(ft)
			Weight	Viscosity	Water Loss
			(Ibs.lgal.)	(Secs)	(cc)
From	To	Type Mud

Other mud specifications: As determined by operators representatives.

3. INSURANCE (See Paragraph 13) See attached Exhibit "E"

3.1 Adequate Workers' Compensation Insurance complying with State Laws applicable or Employers' Liability Insurance with limits of $1,000,000 covering all of Contractor's employees working under this Contract.

3.2 Commercial (or Comprehensive) General Liability Insurance, including contractual obligations as respects this Contract and proper coverage for all other obligations assumed in this Contract. The limit shall be $2 000,000 combined single limit per occurrence for Bodily Injury and Property Damage.

3.3 Automobile Public Liability Insurance with limits of $ 1,000,000 for the death or injury of each person and $1,000,000 for each accident; and Automobile Public Liability Property Damage Insurance with limits of $1,000,000 for each accident.

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3.4 In the event operations are over water, Contractor shall carry in addition to the Statutory Workers' Compensation Insurance, endorsements covering liability under the Longshoremen's & Harbor Workers' Compensation Act and Maritime liability including maintenance and cure with limits of $NIA for each death or injury to one person and $N/A for any one accident.

3.5 Other insurance:

4. EQUIPMENT, MATERIALS AND SERVICES TO BE FURNISHED BY CONTRACTOR:

     The machinery, equipment, tools, materials, supplies, instruments, services and labor hereinafter listed, including any transportation required for such items, shall be provided at the well location at the expense of Contractor unless otherwise noted by this Contract.

     4.1 Drilling Rig (See attached Inventory Exhibit C)

     Complete drilling rig, designated by Contractor as its Rig No. Pathfinder.

Blowout Preventers:Will_be provided by Operator.

Size	Series or Test Pr.	Make & Model	Number

B.O.P. Closing Unit:	Will be provided by Operator.
B.O.P. Accumulator:	Will be provided by Operator.

4.2	Normal strings of drill pipe and drill collars specified above.
4.3	Wire line unit to run surveys
4.4	Circulating mud pits.
4.5	Necessary pipe racks and rigging up material.
4.6	Normal storage for mud and chemicals.
4.7	Shale Shaker.
4.8
4.9
4.10
4.11
4.12
4.13
4.14
4.15
4.16

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5. EQUIPMENT, MATERIALS AND SERVICES TO BE FURNISHED BY OPERATOR:

     The machinery, equipment, tools, materials, supplies, instruments, services and labor hereinafter listed, including any transportation required for such items, shall be provided at the well location at the expense of Operator unless otherwise noted by this Contract.

5.1	Furnish and maintain adequate roadway and/or canal to location, right-of-way, including rights-of-way for fuel and water lines, river crossings, highway crossings, gates and cattle guards.
5.2	Stake location, clear and grade location, and provide turnaround, including surfacing when necessary.
5.3	Test tanks with pipe and fittings.
5.4	Mud storage tanks with pipe and fittings.
5.5	Separator with pipe and fittings.
5.6	Materials to connect and disconnect mud tank, test tank, and mud gas separator.
5.7	Materials to disconnect and clean test tanks and mud gas separator.
5.8	Drilling mud, chemicals, lost circulation materials and other additives.
5.9	Drilling bits, reamers, reamer cutters, stabilizers and special tools.
5.10	Contract fishing tool services and tool rental.
5.11	Cement and cementing service.
5.12	Electrical wireline logging services.
5.13	Directional, caliper, or other special services.
5.14	Gun or jet perforating services.
5.15	Explosives and shooting devices.
5.16	Formation testing, hydraulic fracturing, acidizing and other related services.
5.17	Equipment for drill stem testing.
5.18	Mud logging services.
5.19	Welding service for welding bottom joints of casing, guide shoe, float shoe, float collar and in connection with installing of well head equipment if required.
5.20	Casing, tubing, liners, screen, float collars, guide and float shoes and associated equipment.
5.21	Casing scratchers and centralizers.
5.22	Well head connections and all equipment to be installed in or on well or on the premises for use in connection with testing, completion and operation of well.
5.23	Special or added storage for mud and chemicals.
5.24	Casinghead, API series, to conform to that shown for the blowout preventers specified in Subparagraph 4.1 above.
5.25	Blowout preventer testing packoff and testing services.
5.26	Replacement of BOP rubbers, elements and seals, if required, after initial test
5.27	Casing Thread Protectors and Casing Lubricants.
5.28	H2 S training and equipment as necessary or as required by law.
5.29	Site septic systems.

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6. EQUIPMENT, MATERIALS AND SERVICES TO BE FURNISHED BY DESIGNATED PARTY:

     The machinery, equipment, tools, materials, supplies, instruments, services, and labor listed as the following numbered items, including any transportation required for such items unless otherwise specified, shall be provided at the well location and at the expense of the party hereto as designated by an X mark in the appropriate column.

To Be Provided By and
At The Expense Of
	Item	Operator		Contractor
6.1	Cellar and Runways	X
6.2	Ditches and sumps	X
6.3	Fuel (located at rig storage tank)	X
6.4	Fuel Lines (length on location)			X
6,5	Water at source, including required permits	X
6.6	Water well, including required permits	X
6.7	Water lines, including required permits	X
6.8	Water storage tanks 500 Bbls capacity	X
6.9	Potable water	X
6.10	Labor to operate water well or water pump			X
6.11	Maintenance of water well, if required	X
6.12	Water Pump	X
6.13	Fuel for water pump	X
6.14	Mats for engines and boilers, or motors and mud pumps			X
6.15	Transportation of Contractor's property:
	Move in	Expense of		Provided by
	Move out	Expense of		Provided by
6.16	Materials for "boxing in" rig and derrick		N/A
6.17	Special strings of drill pipe and drill collars as follows:	X

6.18	Kelly joints, subs, elevators, tongs, slips and BOP rams for use with special drill pipe	X

6.19	Drill pipe protectors for Kelly joint and each joint of drill pipe running inside of Surface Casing as required, for use with normal strings of drill pipe	X
6.20	Drill pipe protectors for Kelly joint and drill pipe running inside of Protection Casing	X
6.21	Rate of penetration recording device			X
6.22	Extra labor for running and cementing casing (Casing crews)	X
6.23	Casing tools	X
6.24	Power casing tongs	X
6.25	Laydown and pickup machine	X
6.26	Tubing tools	X
6.27	Power tubing tong	X
6.28	Crew Boats, Number		N/A
6.29	Service Barge		N/A
6.30	Service Tug Boat		N/A
6.31	Rat Hole		N/A
6.32	Mouse Hole		N/A

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6.33	Reserve Pits	X
6.34	Upper Kelly Cock		X
6.35	Lower Kelly Valve		X
6.36	Drill Pipe Safety Valve		X
6.37	Inside Blowout Preventer	X
6.38	Drilling hole for or driving for conductor pipe	X
6.39	Charges, cost of bonds for public roads	X
6.40	Portable Toilet	X
6.41	Trash Receptacle	X
6.42	Shale Shaker		X
6.43	Shale Shaker Screens	X
6.44	Mud Cleaner	X
6.45	Mud/Gas Separator	X
6.46	Desander	X
6.47	Desilter		X
6.48	Degasser	X
6.49	Centrifuge	X
6.50	Rotating Head	X
6.51	Rotating Head Rubbers	X
6.52	Hydraulic Adjustable Choke	X
6.53	Pit Volume Totalizer	X
6.54	Communication, type	X
6.55	Forklift, capacity		X
6.56	Corrosion Inhibitor for protecting drill string	X
6.57	Inspection and repair of drill string	X
6.58	Mud pump expendables	X
6.59
6.60

7. OTHER PROVISIONS:

     Contractor holds a valid and current contractor's license issued by the State of Nevada.

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EXHIBIT "C"	Revised April, 2003

(See Subparagraph 8.3)

The following clauses, when required by law, are incorporated in the Contract by reference as if fully set out:

(1)	The Equal Opportunity Clause prescribed in 41 CFR 60-1.4.

(2)	The Affirmative Action Clause prescribed in 41 CFR 60-250.4 regarding veterans and veterans of the Vietnam era.

(3)	The Affirmative Action Clause for handicapped workers prescribed in 41 CFR 60-741.4.

(4)	The Certification of Compliance with Environmental Laws prescribed in 40 CFR 15.20.

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EXHIBIT "C"	Revised April, 2003

SECTION 1 - GENERAL DESCRIPTION

The Taylor RT 4000M is a drilling package mounted on a 4-axle heavy-duty carrier. The unit is comprised of a carrier, power package, drawworks, mast, and rotary table system. The rig carrier is a proprietary design manufactured by Taylor Rigs. The carrier has 4 axles with 4 driving hubs. Axle location is specifically engineered for optimum weight distribution, minimal turning radius, and heavy-duty off-road operations.

The power package is comprised of (1) one 475 hp Caterpillar diesel engine with a Caterpillar TH-35 automatic transmission. The engine and transmission combination have been reviewed by the component manufacturers for correct application and installation.

The unit includes a DD240M drawworks package certified for 36,000-lbs. single line pull. The innovative package is lightweight and provides exceptional strength and performance. The drawworks has full disc brakes, heavy-duty right angle box, and full guards and covers. The drawworks is designed for ease of service and maintenance. Taylor utilizes 'off the shelf' bearings and seals for reduced cost and ease of availability, and simplified one-step brake adjustment. Drawworks features remote bearing lubrication for fast service and outboard clutches for ease of accessibility and increased cooling performance.

The 200,000lb mast is a non-telescoping design, manufactured in accordance with API and Taylor Rigs strict quality control processes. The mast provides 61 ft. (17.37m) of clear working space above the rotary table.

The RT 4000M includes a hydraulic drive rotary table; which tilts hydraulically to allow clearance for large diameter casing. Taylor's system eliminates the need for the traditional mechanical rotary system and reversing gearbox.

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SECTION 2 - BASE RIG

2.1 DD24OM DRAWWORKS:

2.1.1 OVERALL
Double Drum Drawworks, with a 36,000-lb. main drum single line pull on a bare drum in 1st gear. Innovative drive design eliminates all live chains, reduces moving parts, and reduces weight. All Taylor drawworks meet or exceed API recommendation for design criteria and are engineered to meet a minimum 4:1 safety factor.

All drawworks bearings, seals and chains are off-the-shelf items and may be purchased directly from the factory or from parts distributors worldwide.

2.1.2 SPECIFICATIONS

Barrel Dimensions	16.75 in. x 35.5 in.
Wireline Size	7/8 in.
Drum Clutch	214
Drawworks Drum Speed	See Chart Below
Brake System	(2) 40 in. Steel Disc Brake with Air-actuated Caliper
Park Brake	Toggle Operated

Kelly Drum:
Barrel Dimensions	16.75 in. x 35.5 in.
Wireline Size	7/8 in.
Drum Clutch	214
Drawworks Drum Speed	See Chart Below
Brake System	(2) 40 in. Steel Disc Brake with Air-actuated Caliper
Park Brake	Toggle Operated

2.1.3 DRAWWORKS FRAME
The DD240M frame is a mild steel structure utilizing structural material and one-piece % in. drawworks side plates.

2.1.4 DRUMS
Wide barrel design reduces line wear. Taylor's exclusive spool drum design reduces drum shaft flex and weight while increasing total strength. Both drums have Lebus grooving with turn back and kick plates to reduce line wear and assist in spooling.

2.1.5 BRAKE SYSTEM
Air cooled disc with air activation system and toggle operated park brake.

2.1.6 DRUM CLUTCHES
Wichita brand air clutches mounted outboard of drawworks frame and chain case. Mounted on lower output shaft. Taylor's exclusive use of the clutch on the lower shaft reduces required clutch size, air requirements and eliminates all live chains.

2.1.7 CHAIN DRIVES
Diamond 140 chain, oil bathed for long life. Chain is fully enclosed in a one-piece chain case with a gasket flange. The design prevents case leakage due to warping. Access panel provides for chain maintenance and removal without removing the chain case.

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2.1.8 POWER DRIVE
The DD240M right angle gearbox utilizes a commercially manufactured EatonTM gear assembly or "third member". The third member is mounted in a fabricated steel housing and located in the drawworks frame. The package is rated for a maximum input of 500 hp. Taylor's design allows right angle box to be serviced by any EatonTM service center or technician with "off-the-shelf' components

2.1.9 AUXILIARY HOIST
Hydraulic "planetary" style hoist mounted on the rig deck. Hoist capacity is 7,000 lbs. with 250' of ½ line with tail chain.

2.2 FIXED MAST

2.2.1 OVERALL
A non-telescoping mast with open face design, manufactured to API 4-F specifications. The open face design utilizes a structural design, which allows for maximum block clearance. Mast includes a ladder from rig floor to crown and a block cradle.

2.2.2 SPECIFICATIONS

Clear Space	61 ft
No. of Blocks*	2
API Capacity	200,000 Lbs. (68.03mt)
Kelly Line Size	7/8 in. - Six-part
Hoisting Line Size	7/8 in. - Six-part
Kelly Block*	75-ton Triple
Hoisting Block*	75-ton Triple

2.2.3 MAIN SECTION
Square tube construction. Mast rests on headache rack during transport.

2.2.4 CROWN BLOCK
Crown block is set up for a 6-part Kelly line and Hoisting line with provisions for (1) one auxiliary line. Crown block sheaves are grooved for 7/8 in. wire line. All sheaves are mounted on tapered roller bearings with grease zerts for ease of maintenance.

2.2.5 MAST RAISING SYSTEM
The mast utilizes two, 4-stage, double acting raising rams. Raising controls are located at ground level for easy access and operation. The hydraulic system incorporates a safety choke system to control flow from raising cylinders due to a hydraulic line rupture or damage.

2.2.6 STAND PIPE
4 in. x 3,000 psi steel stand pipe, mounted to derrick. Pipe terminates at rig deck and includes hammer union. Swivel connection and hose are included with optional swivel.

2.3 HYDRAULIC DRILLING SYSTEM:

2.3.1 ROTARY SYSTEM
Standard system includes a hydraulic rotary drive system. The variable displacement system provides smooth consistent rotary speed, utilizing a multiple speed transmission with 0-Max. RPM in each gear.

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2.3.2 ROTARY TABLE
The RT-4000M includes an 18 in. Gardner Denver / DSM rotary table featuring spiral bevel gears and a fully enclosed case. Table has a hydraulic tilt function, which along with specially designed rear frame section, allows clearance for 36 in. diameter casing. Master bushing is included.

2.3.4 MAKE-UP & BREAK-OUT SYSTEM
The make-up system is comprised of (1) hydraulic cylinder mounted in the mast, with line guide rollers. The make-up cylinder has 144 in. (3.65 m) of travel and provides 18,800 lbs. of pull.

The break-out system is comprised of (1) hydraulic cylinder mounted in the mast, with line guide rollers. The breakout cylinder has 48 in. (1.2 m) of travel and provides 32,986 lbs. of pull.

2.4 POWER PLANT & TRANSMISSION:

QSX15 @ 475 hp - Allison 6061

2.4.1 ENGINE
(1) Tier III Certified Cummins QSX15, inline 6 cylinder, 4-stroke turbo charged, after-cooled engine rated at 475 to 550 hp. at 2,100 rpm. Engine includes a Donaldson dry-type air cleaner, a full exhaust system with 300 Attenuation muffler. Exhaust system discharges to right side of rig.

2.4.2 SPECIFICATIONS
Model Number	QSX15
Number of Cylinders	6
Engine Type	4-stroke / cycle
Displacement	15.0 Liters
Rated Power Output (Gross)	475 hp. @ 2,100 rpm

2.4.2 SPECIFICATIONS:
Length w/ Mast:	63 ft 8 in. (18.25m)
Width (traveling)	8 ft. 6 in. (2.6m)
Overhang
Front	17 ft. 1 in. (5.21m)
Rear	5 ft. 1 in. (1.65m)
Bridge Span	16 ft. 2 in. (4.93m)
Overall Length	39 ft. 11 in. (11.92m)

Front Axle Spacing	5 ft. 5 in. (1.67m)
Rear Axle Spacing	4 ft. 5 in. (1.37m)
Rear Axle to Rear Bumper	9 ft. 7 in. (2.86m)

2.5 DRILLING SWIVEL
Heavy duty swivel with 3" opening. Complete with yolk assembly for mast guides to retract swivel to rear of mast.

2.6 BLOCKS
(1) McKissick 75-ton, 3-sheave traveling block, Model 82A, with (3) 17" sheaves, grooved for 7/8 In. wire line (1) McKissick 75-ton, 3-sheave traveling block, Model 92S, with (3) 17" sheaves, grooved for 7/8 In. wire line

2.7 WEIGHT INDICATOR
200,000 lb. weight indicator system. Has provisions for weight readings for both drums. Includes panel mounted dial indicator.

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2.8 HYDRAULIC TONG LIFTS WITH CONTROLS
Mast mounted system with all cables, hoses, cylinder and sheaves.

2.9 ROTARY TORQUE LIMITER (HYDRAULIC ROTARY)
Complete rotary torque limiting system for a hydraulic rotary system with control, valving, plumbing, and rotary torque gauge. Gauge is rated for 0-20,000 ft lbs. Control are mounted at operator console. Estimated weight 75 lbs.

2.10 KELLY SPINNER, HYDRAULIC, MODEL 100L
Hydraulic Kelly spinner (Gill Services Model 100L) including all necessary plumbing and controls. Controls to be mounted in operator's panel. Spinner requirements are as follows: 33 gpm @ 2000 psi and will produce 78 rpm. Spinner will accommodate Kelly the following sizes 7 5/8", 7 ¾", and 8 7/8".

2.11 WINCH, PLANETARY, 7,000 Lbs., VERSION 2
Additional hydraulic "planetary" style hoist mounted on the mast support cross beam. Hoist capacity is 7,000 lbs. (3.17mt) and comes with air-over-hydraulic controls, internal braking system, and 250 ft. of ½ in. wire line. Control is mounted in the drillers' console.

2.12 ADDITIONAL STAND PIPE, 2 IN. O.D. X 3,000 PSI
2" x 3000 psi stand pipe mounted so swivel hose (2 in.) will travel with 3 in. Kelly hose. Includes hammer union on top and bottom. Overall length of 308 inches, (same as 3 inch mud line) mounted next to mud line.

2.13 CROWN SAVER
Rig includes a drum mounted crown saver system on the DD240M drawworks kelly line. System includes an adjustable block position indicator, clutch disconnect, throttle override, and automatic brake engagement.

2.14 HYDRAULIC OIL TANK HEATER,
(4) four 2000 watt heaters near inlets and outlets in hydraulic oil tank on RT5000 Series rig. Heaters are thermostat set at 80-100 degree Fahrenheit.

2.15 JIB BOOM ARM, RT-4000, 1000# CAPACITY
Add jib boom arm located on operator side 12 feet below crown with 12 feet of reach. Jib arm rotates 180 degrees. Jib hinges and folds for transport. Jib capacity is 1000 lbs. Estimated weight is 220 lbs.

2.16 MUD LINE PIPING, RT-4000
4 inch mud line from above deck at mast hinge point, below deck to front of rig next to frame and attached to front jack between steering axles. Both ends are equipped with hammer unions. Estimated weight is 300 lbs.

2.17 CLIMBING DEVICE ANCHOR, 5000# CAPACITY
Mast climbing device anchor for RT 4000 mast. Includes shoulder eye bolt with 5000# capacity and cover for customer supplied climbing device. Estimated weight is 38 lbs.

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Copyright © 2003 International Association of Drilling Contractors	(214) 340-9429 • FormsOnADisk.com

Revised April, 2003

SECTION 3 - ADDITIONAL EQUIPMENT

Mud Pump
Gardner Denver PZ - 8
7" piston x 8" stroke @ 145 stks = 580 gpm @ 1996 psi
Normal operating range @ 110 stk = 426 gpm

Annular Preventer
Torus 3000 psi 11"
36" high 25 " outside diameter

Rotating Head
# 2300-L rotating assembly
11" X 3000 lb w/7 inch outlet

Drill String
4,500 ft 4" OD Range II IEU, Grade E-75, TJ OD 5%" X 2 13116"
ID 15 ea 6 1/4" spiral Drill Collars, Range II, 2,806 lbs ea

Spinning Wrenches
1 ea Rouch Model # 512 Hyd
2 7/8" to 7 ½"
1 ea Model #612 Hyd
6" to 16"

Submersible Pump
2 ea GSP 130 HV Submersible Reserve Pit pump
4" discharge, 20 hp electric/ 600/GPM

Utility Pump
HL80 Centrifugal pump w/ John Deere motor. 600 GPM

Tubular Handling Tools
All handling tools for 7", 9 5/8",10 ¾" casing
All handling tools for 4" DP and 6 1/4" DC's

Slick line Unit
Hydraulic powered wire line unit

Dog House / Utility Trailer
Dog house equipped with 3 pin Goelograph recording Hook Load, Rotary Torque, Penetration
Rate. Lockers and work bench.
Utility Room will be equipped with 80 KW generator, Welding machine, Utility Air compressor and heated wash down pump.

Water Storage
One 130 bbl Tanker

(U S. DayworkContract-Page6)	Form provided by Forms On-A-Disk
Copyright © 2003 International Association of Drilling Contractors	(214) 340-9429 • FormsOnADisk.com

Mud Tank
240 bbl, three section steel mud tank with double deck shale shaker and 12 cone desilter.
Two engine driven 5X6 centrifugal pumps. Mud mix hopper and low pressure system for mud agitation.

Sub Base
Six Ft sub base w/ drive on ramp

Rubber Tire Loader
Komatsu WA 320-3
3 yd bucket w/ quick detach bucket and 48" forks

Rig Equipment Foot Print

(U S. DayworkContract-Page7)	Form provided by Forms On-A-Disk
Copyright © 2003 International Association of Drilling Contractors	(214) 340-9429 • FormsOnADisk.com

Exhibit E

Exhibit E

Revised April, 2003

Powered by GoldFax 9/29/2008 15:26 Bank of the West Page 2/3

ACORD CERTIFICATE OF LIABILITY INSURANCE

DATE (MM/DD/YYYY) 09/29/2008

PRODUCER (307)682-9397 FAX (307)682-2950
BW Insurance Agency, Inc.
601 4 - J Court
PO Box 819
Gillette, WY 82717-0819

THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW.

INSURED Trinity Investments, LLC
dba: Trinity Exploration, LLP
PO Box 1688
Gillette, WY 82717-1688

INSURERS AFFORDING COVERAGE	NAIC #
INSURER A: Bituminous	
INSURER B: Continental Western/Hull & Co	
INSURER C: AIG	
INSURER D:	
INSURER E:	

COVERAGES

THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. AGGREGATE LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

INSR LTR	ADD'L INSRD	TYPE OF INSURANCE	POLICY NUMBER	POLICY EFFECTIVE DATE (MM/DD/YYYY)	POLICY EXPIRATION DATE (MM/DD/YYYY)	LIMITS	
A		GENERAL LIABILITY X COMMERCIAL GENERAL LIABILITY CLAIMS MADE [X] OCCUR GEN'L AGGREGATE LIMIT APPLIES PER: POLICY / PROJECT / LOC	CLP3251762	05/25/2008	05/25/2009	EACH OCCURRENCE	$ 1,000,000
						DAMAGE TO RENTED PREMISES (Ea occurence)	$ 100,000
						MED EXP (Any one person)	$ 5,000
						PERSONAL & ADV INJURY	$ 1,000,000
						GENERAL AGGREGATE	$ 2,000,000
						PRODUCTS - COMP/OP AGG	$ 2,000,000
A		AUTOMOBILE LIABILITY X ANY AUTO ALL OWNED AUTOS SCHEDULED AUTOS HIRED AUTOS NON-OWNED AUTOS	CAP3520534	05/25/2008	05/25/2009	COMBINED SINGLE LIMIT (Ea accident)	$ 1,000,000
						BODILY INJURY (Per person)	$
						BODILY INJURY (Per accident)	$
						PROPERTY DAMAGE (Per accident)	$
		GARAGE LIABILITY ANY AUTO				AUTO ONLY - EA ACCIDENT	$
						OTHER THAN AUTO ONLY: EA ACC	$
						AGG	$
B		EXCESS/UMBRELLA LIABILITY OCCUR / CLAIMS MADE DEDUCTIBLE X RETENTION $ 10,000	DXS2715560-21	05/25/2008	05/25/2009	EACH OCCURRENCE	$ 1,000,000
						AGGREGATE	$ 1,000,000
A		WORKERS COMPENSATION AND EMPLOYERS' LIABILITY ANY PROPRIETOR/PARTNER/EXECUTIVE OFFICER/MEMBER EXCLUDED? If yes, describe under SPECIAL PROVISIONS below	CLP3251762 EMPLOYER'S LIABILITY ONLY	05/25/2008	05/25/2009	WC STATUTORY LIMITS / OTHER	
						E.L. EACH ACCIDENT	$ 1,000,000
						E.L. DISEASE - EA EMPLOYEE	$ 1,000,000
						E.L. DISEASE - POLICY LIMIT	$ 1,000,000
C		OTHER Work comp - Nevada	TBD	08/01/2008	08/01/2009	Ea Acc $1,000,000 Ea Emp $1,000,000 Ea Dis $1,000,000	

DESCRIPTION OF OPERATIONS / LOCATIONS / VEHICLES / EXCLUSIONS ADDED BY ENDORSEMENT / SPECIAL PROVISIONS
Oil or Gas Wells - Drilling or Redrilling - Installation or recovery of casing

CERTIFICATE HOLDER

Nevada Geothermal Power, Inc.
Attn: Ryan Nelson
409 Granville St., Ste 900
Vancouver, BC V6C 1T2

CANCELLATION

SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, THE ISSUING INSURER WILL ENDEAVOR TO MAIL 10 DAYS WRITTEN NOTICE TO THE CERTIFICATE HOLDER NAMED TO THE LEFT, BUT FAILURE TO MAIL SUCH NOTICE SHALL IMPOSE NO OBLIGATION OR LIABILITY OF ANY KIND UPON THE INSURER, ITS AGENTS OR REPRESENTATIVES.

AUTHORIZED REPRESENTATIVE
Kory Hill

ACORD 25 (2001/08) FAX: (604)688-5926
©ACORD CORPORATION 1988